CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement on Form S-8, file number 333-189910, of our report dated April 10, 2014, with respect to the audited consolidated balance sheets of Petrosonic Energy, Inc. and its subsidiary as of December 31, 2013 and 2012 and the related consolidated statements of operations and comprehensive (loss), changes in stockholders’ equity, and cash flow for each of the years then ended and for the periods from May 24, 2010 (inception) through July 31, 2012 (predecessor) and August 1, 2012 through December 31, 2013 (successor).

/s/ MaloneBailey, LLP

MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

April 10, 2014